Exhibit 99.(a)(1)(F)

ALTERA CORPORATION

FIXED EXERCISE PERIOD ELECTION FORM

Name:	Date of Election:

E-mail:	Employee Number:

Work Phone:

Instructions:

This election is intended to protect you from penalty taxes that may be imposed on you under Section 409A of the Internal Revenue Code. If your stock options do not comply with Section 409A, each year until you exercise your affected stock options you will likely be subject to regular income tax on the spread between the grant price and the stock’s value at year-end, plus a 20% federal penalty (and, in California and certain other states, an additional 20% state penalty) on the spread at year-end, plus annual interest charges. However, under special transition rules designed by the IRS to protect taxpayers from such adverse tax consequences, you are permitted to amend the Eligible Portion (defined below) of your Eligible Option Grant (defined below) by filing a “fixed exercise period” election, which specifies the year (after 2007) in which you will exercise the Eligible Portion of your Eligible Option Grant, subject to the limitations discussed below.

After reading the following information, please check one of the boxes below, complete the required information, and submit the form to the Legal Department via fax (408-544-8000) or PDF email (alteralegal@altera.com) no later than 5:00 PDT on Friday, August 31, 2007.

☐	I hereby elect to exercise the Eligible Portion of my Eligible Option Grant during calendar year [may select 2008, 2009 or 2010] (the “Chosen Exercise Year”). I understand that if I choose 2010 as my Chosen Exercise Year, I will only have until December 20, 2010 to exercise the option because that is the expiration date of the Eligible Option Grant.

☐	I do not wish to amend the Eligible Portion of my Eligible Option Grant.

Eligible Option Grant: December 20, 2000 grant under the Altera Corporation 1996 Stock Option Plan.

Eligible Portion: The Eligible Portion of the grant is those shares that vested during the month of December 2004 – i.e., 1/12th of the Eligible Option Grant.

Representations Regarding the Terms and Conditions of this Election and Amendment of Eligible Option Grant

Voluntary Participation. My election on this form is entirely voluntary. I understand that Altera is not making, nor has it made, any recommendations on whether I should make an election. I understand that the 1996 Stock Option Plan provides that, after I properly complete and deliver this election, the Eligible Portion of the Eligible Option Grant will be amended automatically as described in this election form. I understand that if I elect not to amend the Eligible Portion of my Eligible Option Grant or fail to return a properly executed election form on or before 5:00 p.m. PDT on August 31, 2007 (unless Altera extends the offer) and the IRS deems the Eligible Portion of my Eligible Option Grant to be subject to Section 409A, I may be subject to adverse personal tax consequences under Section 409A (and state tax laws that are similar to Section 409A) for which I will be solely responsible.

Ownership. I am the registered holder of the Eligible Option Grant and my name, employee number and other information appearing on the cover page of this election form are true and correct. I agree that the options identified as the Eligible Portion of my Eligible Option Grant on the Eligible Option Grant Detail Statement are the Eligible Portion I hold.

Changing My Election. I acknowledge that I may change the terms of my election or withdraw my election by submitting a new election form but that my most recent election will be irrevocable as of 5:00 p.m. PDT on August 31, 2007 (unless Altera extends the offer). However, Altera reserves the right to cancel or replace, or allow employees to cancel or replace, this election to the extent permitted or required by subsequent changes in the tax law.

Amendment to Options (but no Extension of Option Term). I acknowledge that my election above will serve as an amendment of my Eligible Option Grant to the extent required to implement that election. By executing this form, I agree to be bound by all terms and conditions described in this election form. I further authorize Altera to apply all provisions of my stock option agreement to prevent taxation under Section 409A. Other than as amended by this election form, my Eligible Option Grant remains subject to all of the terms and conditions of the 1996 Stock Option Plan and stock option agreement. I understand that the amended options may decline in value and may be “out of the money” when I decide to exercise those options. I further understand that past and current market prices of Altera common stock may provide little or no basis for predicting what the market price of Altera common stock will be in the future.

Special Rule Applicable to Termination of Employment Prior to Year of Election. In the event that my employment terminates, voluntarily or involuntarily (other than due to death, disability or a change in control of Altera) before my Chosen Exercise Year, I acknowledge that I will forfeit the Eligible Portion of my Eligible Option Grant. I understand that if my employment terminates during my Chosen Exercise Year, I will have 30 days following my termination (i.e., the normal post-termination exercise period under the 1996 Stock Option Plan) to exercise the Eligible Portion of my Eligible Option Grant.

Cancellation of Options. In the event that I fail to exercise the Eligible Portion of the Eligible Option Grant within the period elected, I understand that Altera will cancel such Eligible Portion on the last trading day of the Chosen Exercise Year. Thus, it is my sole responsibility to ensure that the Eligible Portion is exercised during the year I elect.

Tax and Financial Consultation. I acknowledge and represent that I have consulted with tax and legal advisors and consultants, if any, as I deemed advisable in connection with this election and that I am not relying upon Altera for any tax or legal advice.

Execution and Agreement to Terms and Conditions. Before signing this election form, I have received, read and understood the Offer to Amend Eligible Option Grants filed with the Securities and Exchange Commission on July 24, 2007 and separately provided to me via email, this election form and its instructions. By signing my name below, I agree that my Eligible Option Grant will be amended to the extent necessary to reflect this election, and that the Eligible Portion of my Eligible Option Grant is governed by the terms and conditions of this election, the 1996 Stock Option Plan, and my stock option agreement. I acknowledge and agree that neither the ability to participate in the offer to amend the eligible option grants nor actual participation in such offer shall be construed as a right to continued employment with Altera.

Administration. Altera will determine, in its sole and absolute discretion, all questions as to the form of elections and the validity, eligibility and time of receipt of any election. Altera’s determination of these matters will be final and binding on all parties. I understand that I must provide Altera with a paper copy of any documents if my attempted delivery of such documents electronically fails.

ALTERA IS NOT MAKING ANY RECOMMENDATION TO ANY PERSON REGARDING WHETHER OR WHEN TO TAKE ANY ACTION IN RESPONSE TO SECTION 409A. EVERY AFFECTED OPTION HOLDER MUST DECIDE WHETHER AND HOW TO IMPLEMENT THESE POTENTIAL ACTIONS BASED ON HIS OR HER OWN PERSONAL TAX AND FINANCIAL POSITION AND OTHER FACTORS.

Signed:	Date:

Name (printed):

Please return your completed form to the Legal Department via fax (408-544-8000) or PDF email (alteralegal@altera.com) no later than 5:00 p.m. PDT on August 31, 2007.

CIRCULAR 230 DISCLAIMER

The following disclaimer is provided in accordance with the Internal Revenue Service’s Circular 230 (21 CFR Part 10). Any tax advice contained in this statement is intended to be preliminary, for discussion purposes only, and not final. Any such advice is not intended to be used for marketing, promoting or recommending any transaction or for the use of any person in connection with the preparation of any tax return. Accordingly, this advice is not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on such person.